Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CSG Systems International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Third Amended and Restated 1996 Employee Stock Purchase Plan, Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,150,000(2)	$55.21	$63,491,500 (3)	0.0000927	$5,885.66
Total Offering Amounts							$5,885.66
Total Fee Offsets							-
Net Fee Due							$5,885.66

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock of the Registrant as may become available for issuance pursuant to the Third Amended and Restated 1996 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)Represents shares of Common Stock reserved for issuance under the ESPP.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price is based on the average of the high and low sales price per share of the Registrant’s common stock on August 5, 2022 as reported on NASDAQ.